Exhibit 99.1

Contact:
David M. Meyer, Chairman
Allan Fletcher, Chief Executive Officer
Greg W. Slack, Chief Financial Officer
(760) 929-6100

FOR IMMEDIATE RELEASE

ASHWORTH, INC. ANNOUNCES APPOINTMENT OF
ALLAN FLETCHER AS CHIEF EXECUTIVE OFFICER

— Greg W. Slack Also Elected Chief Financial Officer —

CARLSBAD, Calif., October 25, 2007 – Ashworth, Inc. (NASDAQ:ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced the following executive management changes:

• Allan Fletcher has been appointed Chief Executive Officer of Ashworth, effective immediately.

• Greg W. Slack has been appointed Chief Financial Officer of Ashworth, effective immediately. Mr. Slack had previously served as Ashworth’s Vice President – Finance, Corporate Controller & Principal Accounting Officer until July 2007.

• Peter M. Weil, former Chief Executive Officer, has resigned to spend more time with his family on the East Coast. Mr. Weil will continue to provide consulting services during the 90 days following his departure. Eric R. Hohl, former Executive Vice President, Chief Financial Officer and Treasurer, has also left Ashworth.

“We are delighted to welcome Allan to lead the Ashworth team,” said David M. Meyer, Chairman of the Board of Directors of Ashworth. “As the founder and chairman of Fletcher Leisure Group – a long-standing business partner of Ashworth and Canada’s leading supplier of branded golf apparel, sportswear and golf equipment – Allan has proven that he has exceptional insight into our business. With more than 40 years of experience in the golf apparel industry, Allan is uniquely qualified to help Ashworth further capitalize on the progress it is making. Mr. Fletcher also has a true love of golf which was instilled in him by his father, Pat Fletcher, who was a golf professional at The Royal Montreal Golf Club and winner of the 1954 Canadian Open at Point Grey Golf Club.”

Mr. Fletcher commented, “As passionate players know, the game of golf is all about precision, patience and dedication. Ashworth’s management will be focusing on these qualities once again and build on its strong, authentic golf brand. We will pay close attention to details and make certain everything we do corresponds to the highest standards in the industry.”

After his appointment as Chief Executive Officer of Ashworth, Mr. Fletcher will retain a significant ownership interest in Fletcher Leisure Group. To ensure proper corporate governance practices, the Board of Directors of Ashworth has charged Edward J. Fadel, President of Ashworth, with the responsibility for overseeing Ashworth’s business relationship and contracts with Fletcher Leisure Group and reporting on these matters directly to the Board.

Ashworth and Mr. Fletcher entered into an Employment Agreement on October 24, 2007 which provides, among other matters, for an annual base salary of $1.00, an option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the grant date (with 50% of the options vesting on each of the first two anniversaries of the grant date) and a target bonus of $500,000 (depending upon achievement of Company and individual objectives for fiscal year 2008). Option vesting will accelerate upon either the Company’s termination of Mr. Fletcher’s employment without cause or as a result of a change in control. The option exercise period for vested options will extend until the earlier of one year after termination of employment for any reason or ten years after the grant date. The options will be issued pursuant to the Ashworth 2007 Nonstatutory Stock Option Plan and in reliance upon Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) regarding employment inducement grants.

Mr. Meyer added, “We are also very pleased to welcome Greg Slack back to Ashworth in his new position as Chief Financial Officer. Greg has previously proven to be an invaluable member of the Ashworth executive management team, and we are confident in his leadership capabilities as he assumes this important responsibility.” Mr. Meyer concluded, “We also greatly appreciate the contributions of Peter Weil and Eric Hohl and wish them the best in their future endeavors.”

About Ashworth, Inc.

Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth’s three market-leading brands include: Ashworth Collection ™, a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics ™, which showcases popular items from the Ashworth line; and Ashworth Weather Systems®, a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game is a leading headwear brand to collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

For more information, please visit the Company’s Web site at www.ashworthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of our lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company’s ERP system, and other risks described in Ashworth, Inc.’s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.